SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

         Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                          Commission File No. 000-13284
                                              ---------

                               V Band Corporation
                               ------------------
             (Exact Name Of registrant as specified in its charter)

                                 565 Taxter Road
                            Elmsford, New York 10523
                                 (914) 789-5000
                                 --------------
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                     Common Stock, Par Value $0.01 Per Share
                     ---------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
                 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)       [X]      Rule 12h-3(b)(1)(ii)      [  ]
         Rule 12g-4(a)(1)(ii)      [  ]     Rule 12h-3(b)(2)(i)       [  ]
         Rule 12g-4(a)(2)(i)       [  ]     Rule 12h-3(b)(2)(ii)      [  ]
         Rule 12g-4(a)(2)(ii)      [  ]     Rule 15d-6                [  ]
         Rule 12h-3(b)(1)(i)       [X]

         Approximate number of holders of record as of the certification or notice date: One


         Pursuant to the requirements of the Securities Exchange Act of 1934, IPC Merger Sub, Inc., (whose name has been changed to V Band Corporation) as successor by merger to V Band Corporation, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




Date: June 22, 1999              By:   /s/ Gerald E. Starr
                                       -------------------
                                       Gerald E. Starr
                                       President and Chief Executive Officer